Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286946

Prospectus

Up to 2,416,220 Shares of Common Stock Underlying Previously Issued Warrants

Pursuant to this prospectus, we are offering to the holders of the following previously issued and outstanding warrants up to 2,416,220 shares of our common stock, par value $0.001 per share, that are issuable upon the exercise of such warrants (the “Warrant Shares”):

(i)	warrants to purchase up to 192,370 shares of our common stock at an exercise price of $8.00 per share, which were originally issued by us on February 16, 2022, pursuant to a prospectus dated February 25, 2021, and a related prospectus supplement dated February 14, 2022, which became exercisable on February 16, 2022, and will expire on February 16, 2027 (the “February 2022 Warrants”);

(ii)	warrants to purchase up to 625,000 shares of our common stock at an exercise price of $6.16 per share (as amended on April 10, 2023), which were originally issued by us on March 18, 2022, pursuant to a prospectus dated February 25, 2021, and a related prospectus supplement dated March 15, 2022, which became exercisable on September 18, 2022, and will expire on October 10, 2028 (as amended on April 10, 2023) (the “March 2022 Warrants”);

(iii)	warrants to purchase up to 870,000 shares of our common stock at an exercise price of $6.16 per share, which were originally issued by us on April 10, 2023, pursuant to a prospectus dated May 12, 2022, and a related prospectus supplement dated April 4, 2023, which became exercisable on October 10, 2023, and will expire on October 10, 2028 (the “April 2023 Warrants”); and

(iv)	warrants to purchase up to 728,850 shares of our common stock at an exercise price of $9.50 per share, which were originally issued by us on November 27, 2024, pursuant to a prospectus dated May 12, 2022, and a related prospectus supplement dated November 27, 2024, which become exercisable on May 27, 2025, and will expire on November 27, 2027 (the “November 2024 Warrants,” and together with the February 2022 Warrants, the March 2022 Warrants and the April 2023 Warrants, collectively, the “Warrants”).

The Warrant Shares described in clauses (i) and (ii) above were previously registered pursuant to the registration statement on Form S-3 (File No. 333-253165), which was declared effective on February 25, 2021, and was superseded by the registration statement on Form S-3 (File No. 333-262415), which became effective on May 12, 2022 (the “2022 Registration Statement”), but these warrant shares were not registered under the 2022 Registration Statement. The Warrant Shares described in clauses (iii) and (iv) above were previously registered pursuant to the 2022 Registration Statement.

Our common stock is listed on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “USAU.” On May 12, 2025, the last reported sale price for our common stock as reported on the Nasdaq was $10.30 per share.

As of April 25, 2025, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $116.1 million, based on 12,692,784 shares of outstanding common stock, of which 12,043,170 shares were held by non-affiliates, and a per share price of $9.64 based on the closing price of our common stock on April 25, 2025.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2025.

TABLE OF CONTENTS

PROSPECTUS

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we are filing with the Securities and Exchange Commission (the “SEC”). This prospectus describes the specific details regarding this offering, including the exercise prices of the Warrants, the amount of our common stock to be issued upon exercise of the Warrants, and other items.

This prospectus describes the specific terms of this offering and adds to, and updates information contained in the documents incorporated by reference herein. To the extent there is a conflict between the information contained in this prospectus and the information contained in the documents incorporated by reference herein filed prior to the date of this prospectus, you should rely on the information in this prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents. This prospectus includes important information about us, our common stock and other information you should know before investing. This prospectus also adds, updates, and changes certain of the information contained in the prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. You should read this prospectus as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before investing in our common stock.

The distribution of this prospectus or any free writing prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus or any free writing prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Purchasers are advised that the common stock offered by this prospectus have not been and will not be registered for sale to the public in any jurisdiction other than the United States where registration for such purpose is required. Any purchaser of the common stock offered by this prospectus that is located outside of the United States is responsible for complying with all applicable laws and regulations in effect in any applicable jurisdiction. Any purchaser of the common stock offered by this prospectus will be deemed to have agreed that it has or will comply with all such applicable laws and regulations in connection with such sales.

Unless the context requires otherwise, references in this prospectus to “the Company,” “we,” “us” and “our” refer to U.S. Gold Corp. and its consolidated subsidiaries as a combined entity.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus and the documents incorporated by reference herein. You should pay special attention to the information under “Risk Factors” beginning on page 5 of this prospectus.

Overview of the Company

U.S. Gold Corp. and its subsidiaries are engaged in the gold mining industry. We are a U.S.-focused gold exploration and development company. While we are an exploration and development company that owns certain mining leases and other mineral rights comprising the CK Gold Project in Wyoming, the Keystone Project in Nevada and the Challis Gold Project in Idaho, most of our recent activity has focused on moving the CK Gold Project along the development pathway.

The Company’s CK Gold Project’s property contains proven and probable mineral reserves and accordingly is classified as a development stage property, as defined in subpart 1300 of Regulation S-K (“S-K 1300”) promulgated by the SEC. None of the Company’s other properties contain proven and probable mineral reserves and all activities are exploratory in nature. We do not currently have any revenue-producing activities.

Corporate Information

Our principal executive offices are located at 1910 E. Idaho Street, Suite 102-Box 604, Elko, NV 89801 and our telephone number at that address is (800) 557-4550. Our web site address is www.usgoldcorp.com. Information on our website is not incorporated in this prospectus and is not part of this prospectus, unless otherwise stated.

U.S. Gold Corp., formerly known as Dataram Corporation, was originally incorporated in the State of New Jersey in 1967 and was subsequently re-incorporated under the laws of the State of Nevada in 2016. Effective June 26, 2017, the Company changed its name to U.S. Gold Corp. from Dataram Corporation.

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THE OFFERING

Common stock offered by us	Up to 2,416,220 shares of our common stock issuable upon exercise of the following Warrants: (i) warrants to purchase up to 192,370 shares of our common stock with an exercise price of $8.00 per share originally issued by us on February 16, 2022, which became exercisable on February 16, 2022, and will expire on February 16, 2027; (ii) warrants to purchase up to 625,000 shares of our common stock with an exercise price of $6.16 per share (as amended on April 10, 2023) originally issued by us on March 18, 2022, which became exercisable on September 18, 2022, and will expire on October 10, 2028 (as amended on April 10, 2023); (iii) warrants to purchase up to 870,000 shares of our common stock with an exercise price of $6.16 per share originally issued by us on April 10, 2023, which became exercisable on October 10, 2023, and will expire on October 10, 2028 and (iv) warrants to purchase up to 728,850 shares of our common stock with an exercise price of $9.50 per share originally issued by us on November 27, 2024, which become exercisable on May 27, 2025, and will expire on November 27, 2027.

Common stock to be outstanding immediately following this offering (1)	As of May 1, 2025, we had 12,692,784 shares of common stock outstanding. Following this offering, we will have 15,109,004 shares of common stock outstanding (assuming the issuance of 2,416,220 shares of common stock upon the exercise in full of the Warrants by means of cash exercises).

Use of proceeds	We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 6.

Dividend policy	We do not anticipate paying any cash dividends on our common stock in the foreseeable future but intend to retain our capital resources for reinvestment in our business.

Risk factors	Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in our common stock.

Nasdaq symbol	USAU

Transfer agent	Equity Stock Transfer LLC

(1)	The number of shares of common stock to be outstanding immediately after this offering is based on 12,692,784 shares of our common stock outstanding as of May 1, 2025, and excludes, as of such date:

●	382,127 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $6.59 per share;

●	4,059,262 shares of common stock issuable upon exercise of outstanding common stock purchase warrants, including the Warrants, with a weighted average exercise price of $6.72 per share; and

●	up to 1,330,776 shares of common stock reserved for future issuance under our equity incentive plans, not inclusive of shares of common stock issuable upon the conversion of 586,461 outstanding restricted stock units that have not yet vested and deferred stock units.

Except as otherwise indicated, the information in this prospectus assumes no exercise or conversion of the options, warrants or restricted stock units described above.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	deviations from the projections set forth in the prefeasibility study for the CK Gold Project due to unanticipated variations in grade, unexpected challenges with potential mining of the deposit, volatility in commodity prices, variations in expected recoveries, increases in projected operating or capital costs, or delays in our permitting plans;

●	mining exploration and development risks, including risks related to regulatory approvals, operational hazards and accidents, equipment breakdowns, contractor disputes, contractual disputes related to exploration properties and other unanticipated difficulties;

●	the strength of the world economies;

●	competition in the gold and precious minerals mining industries;

●	fluctuations in interest rates and inflation rates;

●	changes in governmental rules and regulations or actions taken by regulatory authorities;

●	future adverse legislation regarding the mining industry and climate change;

●	the impact of geopolitical events and other uncertainties, such as the conflicts in Ukraine and the Middle East;

●	current and future political and economic factors in the United States and China and the relationship between the two countries;

●	our ability to maintain compliance with Nasdaq listing standards;

●	volatility in the market price of our common stock;

●	our ability to fund our business with our current cash reserves based on our currently planned activities;

●	our ability to raise the necessary capital required to continue our business on terms acceptable to us or at all;

●	our expected cash needs and the availability and plans with respect to future financing;

●	our ability to maintain the adequacy of internal control over financial reporting;

●	adverse technological changes and cybersecurity threats;

●	our ability to retain key management and mining personnel necessary to operate and grow our business successfully; and

●	other factors detailed in the section entitled “Risk Factors” in any post-effective amendment or prospectus supplement hereto, our Annual Report on Form 10-K for the year ended April 30, 2024 and from time to time in other periodic reports we file with the SEC or in other documents that we publicly disseminate.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see “Risk Factors” below in this prospectus as well as the risk factors included in the documents incorporated herein by reference. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise. We qualify all forward-looking statements by these cautionary statements.

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RISK FACTORS

Investing in the common stock involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated by reference herein before investing in the common stock. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K and the subsequent quarterly reports on Form 10-Q and other reports that we file with the SEC which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common stock. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risk Factors Related to our Business

Global and regional political and economic conditions could adversely impact the Company’s business.

Political and economic shifts, both domestic and international, may create uncertainty and pose risks to the Company’s operations. Policies related to populism, protectionism, economic nationalism, and attitudes toward multinational corporations could result in regulatory changes, trade barriers, or investment restrictions. Additionally, international trade disputes-including tariffs, counter-tariffs, export controls, sanctions, and currency regulations-may increase costs and disrupt supply chain, operating model, and customer relationships.

Further, market volatility, driven by shifts in U.S. and foreign trade policies, fluctuating interest rates, or currency controls may affect gold prices, capital availability, and investor confidence. Even the perception of these risks could lead to reduced investment, higher production costs, and operational challenges. If such trends continue, they may have a material adverse effect on the business and financial performance.

Risk Factors Related to this Offering and our Common Stock

If you purchase shares in this offering by exercising your Warrants, you will suffer immediate dilution of your investment.

The exercise prices of the Warrants are substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares in this offering by exercising your Warrants, you will pay an effective price per share of common stock you acquire that substantially exceeds net tangible book value per share. Assuming no other Warrants are exercised in this offering, if you exercise: (i) a February 2022 Warrant to purchase a share of our common stock in this offering, you will experience immediate dilution of approximately $5.56 per share; (ii) a March 2022 Warrant to purchase a share of our common stock in this offering, you will experience immediate dilution of approximately $3.72 per share; (iii) an April 2023 Warrant to purchase a share of our common stock in this offering, you will experience immediate dilution of approximately $3.72 per share and (iv) a November 2024 Warrant to purchase a share of our common stock in this offering, you will experience immediate dilution of approximately $7.06 per share. Each of the dilution figures provided above represents the difference between our net tangible book value per share as of January 31, 2025, after giving effect the exercise price of the corresponding Warrants. Furthermore, if any of our outstanding options or warrants are exercised at prices below the offering price, or if we grant additional options or other awards under our equity incentive plans or issue additional warrants, you may experience further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Resales of our common stock in the public market may cause the trading price of the stock to fall.

Resales of a substantial number of shares of our common stock could depress the trading price of our common stock. This offering of new shares of our common stock could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. If our stockholders sell substantial amounts of our common stock in the public market, the trading price of our common stock could fall.

5

USE OF PROCEEDS

We will not receive any proceeds in connection with this offering from the sale of common stock issuable under exercise of the Warrants, unless and until such Warrants are exercised for cash. If all of the (i) February 2022 Warrants were to be exercised in cash at the exercise price of $8.00 per share of common stock; (ii) March 2022 Warrants were to be exercised in cash at the exercise price of $6.16 per share of common stock; (iii) April 2023 Warrants were to be exercised in cash at the exercise price of $6.16 per share of common stock and (iv) November 2024 Warrants were to be exercised in cash at the exercise price of $9.50 per share of common stock, we would receive aggregate gross proceeds of approximately $17.7 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised. The net proceeds from the sale of the common stock offered by this prospectus will be used for working capital and general corporate purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds to us from this offering in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

Depending on opportunities, economic conditions and the results of the activities described above, we may use a portion of the proceeds allocated above to invest in property acquisitions or complete other corporate activities designed to achieve our corporate goals. Estimated costs and the scope of activities cannot be determined at this time.

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DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future but intend to retain our capital resources for reinvestment in our business.

7

DILUTION

Our net tangible book value as of January 31, 2025, was approximately $17,467,212, or $1.41 per share of our common stock, based on 12,348,116 shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding.

Our pro forma net tangible book value as of January 31, 2025, was approximately $19,219,060, or $1.51 per share, after giving effect to the issuance of an aggregate of 344,668 shares of our common stock upon the exercise of outstanding warrants between February and April 2025 for aggregate cash proceeds of $1,751,848.

After giving further effect to the assumed full cash exercise of all 2,416,220 warrants covered by this prospectus, which would result in aggregate proceeds of approximately $17,672,235, our pro forma as adjusted net tangible book value as of January 31, 2025, would have been approximately $36,891,296, or $2.44 per share of common stock, based on 15,109,004 shares outstanding. This represents an immediate increase in net tangible book value of $0.93 per share to existing stockholders and an immediate dilution in net tangible book value of between $3.72 and $7.06 per share to investors exercising warrants, depending on the applicable exercise price.

The following table illustrates this dilution on a per share basis for each tranche of warrants:

Warrant Tranche	Shares Underlying Warrants	Warrant Exercise Price Per Share	Pro Forma as Adjusted Net Tangible Book Value Per Share	Dilution Per Share
February 2022 Warrants	192,370	$8.00	$2.44	$5.56
March 2022 Warrants	625,000	$6.16	$2.44	$3.72
April 2023 Warrants	870,000	$6.16	$2.44	$3.72
November 2024 Warrants	728,850	$9.50	$2.44	$7.06

In addition, if previously issued options or warrants to acquire common stock are exercised at prices below the exercise price of your Warrants, you will experience further dilution.

The number of shares of common stock outstanding as of January 31, 2025, was 12,348,116, which excludes, as of such date:

●	486,480 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $6.81 per share;

●	4,788,112 shares of common stock issuable upon exercise of outstanding common stock purchase warrants, including the Warrants, with a weighted average exercise price of $7.14 per share; and

●	up to 1,330,776 shares of common stock reserved for future issuance under our equity incentive plans, not inclusive of shares of common stock issuable upon the conversion of 586,461 outstanding restricted stock units that have not yet vested and deferred stock units.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

8

DESCRIPTION OF COMMON STOCK

We are registering the offering of up to 2,416,220 shares of our common stock upon exercise of the Warrants.

Authorized Capital Stock

We have authorized 200,000,000 shares of common stock, $0.001 par value per share and 50,000,000 shares of preferred stock, $0.001 par value per share. As of May 1, 2025, there were 12,692,784 shares of our common stock issued and outstanding, and no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board out of funds legally available for that purpose. We do not anticipate paying any cash dividends on our common stock in the foreseeable future but intend to retain our capital resources for reinvestment in our business. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus will be fully paid and nonassessable upon issuance. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted

The transfer agent and registrar for our common stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, New York 10018. Our common stock is listed on Nasdaq under the symbol “USAU.”

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PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. In order for holders to exercise the Warrants, the shares issuable upon exercise must either be registered under the Securities Act or qualify for an exemption from registration. If a registration statement covering the issuance of the shares of common stock underlying the Warrants is not effective or otherwise available, a holder may, depending on the terms of their Warrant, elect to exercise the Warrant through a cashless exercise. In that case, the holder would receive the net number of shares of common stock determined in accordance with the formula set forth in the Warrant. No fractional shares of common stock will be issued upon exercise of the Warrants. In lieu of any fractional shares, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Warrant or round up to the next whole share.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the purchase, ownership, and disposition of our common stock. This summary does not describe all of the potential tax considerations that may be relevant in light of a prospective investor’s particular circumstances. For example, it does not address special classes of holders of our common stock, such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to investors that acquire our common stock in this offering upon exercise of the Warrants and hold such common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment purposes). Further, it does not include any description of any alternative minimum tax consequences, estate, gift, or generation-skipping tax consequences, or consequences under the tax laws of any state or local jurisdiction or of any foreign jurisdiction that may be applicable to holders of shares of our common stock. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the descriptions of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of our common stock that is:

●	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the purchase, ownership, and disposition of our common stock.

WE URGE ALL PROSPECTIVE INVESTORS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

Taxation of U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.

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Dividends and Other Distributions on Shares of Common Stock

Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as capital gain from a sale or exchange of shares of our common stock, subject to the tax treatment described below in “—Sale, Exchange or Other Disposition of Shares of our Common Stock.”

Dividends received by a corporate U.S. Holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains.

Sale, Exchange or Other Disposition of Shares of Our Common Stock

Upon the sale, exchange or other disposition of shares of our common stock, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount realized upon such event and the U.S. Holder’s adjusted tax basis in such shares of common stock. Generally, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year, and will otherwise be short-term capital gain or loss.

Generally, a U.S. Holder will have an initial tax basis in our common stock received upon the exercise of a Warrant equal to the U.S. Holder’s tax basis in the Warrant, plus the exercise price of the Warrant, and the holding period for our common stock acquired pursuant to the exercise of a Warrant will begin on the date following the date of exercise and will not include the period during which the U.S. Holder held the Warrant.

Tax Rates Applicable to Ordinary Income and Capital Gains

Ordinary income and short-term capital gains of non-corporate U.S. Holders are generally taxable at rates of up to 37%. Long-term capital gains of non-corporate U.S. Holders are subject to a maximum rate of 20%. See “—Surtax on Net Investment Income,” below, regarding the applicability of a 3.8% surtax to certain investment income.

Surtax on Net Investment Income

Individuals, estates and trusts will be required to pay a 3.8% Medicare surtax on “net investment income” (in the case of an individual) or “undistributed net investment income” (in the case of a trust or estate) in excess of a certain threshold amount. Net investment income includes, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). Net investment income is reduced by deductions that are properly allocable to such income. U.S. Holders should consult their own tax advisors regarding the application, if any, of this tax on their ownership and disposition of our common stock.

Taxation of Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.

Distributions

Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as gain realized from the sale or exchange of the shares of our common stock, the treatment of which is described below under the section entitled “—Sale, Exchange or Other Disposition of Shares of Common Stock.”

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Subject to the discussion below under “Foreign Accounts,” dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. If a dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder), the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), and subject to the discussion below under “Foreign Accounts.” Instead, such dividends will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate Non-U.S. Holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

To claim the benefit of a tax treaty or to claim exemption from withholding on the grounds that income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder must provide a properly executed form, generally on IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends.

These forms must be periodically updated. Non-U.S. Holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Sale, Exchange or Other Disposition of Shares of Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale, exchange or other disposition of shares of our common stock purchased in this offering unless:

●	the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable tax treaty requires, is also attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder),

●	in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 or more days (as calculated for U.S. federal income tax purposes) during the taxable year of the disposition, and certain other conditions are satisfied, or

●	we are or have been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes, at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the Non-U.S. Holder’s holding period for its shares of our common stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates in the same manner as gain is taxable to U.S. Holders, unless an applicable income tax treaty provides otherwise. If such Non-U.S. Holder is a foreign corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States).

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With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, so long as our common stock is regularly traded on an established securities market, under applicable U.S. Treasury regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of shares of our common stock, unless the Non-U.S. Holder has owned, directly or by attribution, more than 5% of our common stock during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the shares of our common stock (a “greater than 5% stockholder”). If our common stock ceases to be regularly traded on an established securities market, all Non-U.S. Holders would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock, and a purchaser may be required to withhold and remit to the IRS 15% of the purchase price, unless an exception applies.

Information Reporting and Backup Withholding Tax

We and other withholding agents must report annually to the IRS the amount of dividends or other distributions paid to Non-U.S. Holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides, under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding (the current rate of which is 24%) on reportable payments the Non-U.S. Holder receives on shares of our common stock if the Non-U.S. Holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a Non-U.S. Holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report to the IRS the amount of proceeds paid to the Non-U.S. Holder and to backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder’s status as a non-U.S. person or other exempt status.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a 30% withholding tax on “withholdable payments,” which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of our common stock, recently proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, eliminate this requirement. Prospective investors should consult their own tax advisors with respect to the potential tax consequences of FATCA.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN INVESTOR’S PARTICULAR SITUATION. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

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LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Davis Graham & Stubbs LLP, Denver, Colorado.

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EXPERTS

The consolidated financial statements of U.S. Gold Corp. and subsidiaries as of and for the years ended April 30, 2024 and 2023, incorporated herein by reference (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern), have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The estimates of our mineral reserves and mineral resources as of January 6, 2025, with respect to the CK Gold Project incorporated by reference in this prospectus have been included in reliance upon a technical report summary prepared by AKF Mining Services Inc., Drift Geo LLC, John Wells, Samuel Engineering, Inc., Tierra Group International, Ltd., and the Company.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. You may review and copy any of the reports or proxy statements that we file with the SEC at that site.

We make available free of charge on or through our website at www.usgoldcorp.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of our common stock. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov.

Our filings with the SEC, as well as additional information about us, are also available to the public through our website at www.usgoldcorp.com and are made as soon as reasonably practicable after such material is filed with or furnished to the SEC.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended April 30, 2024 and Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed with the SEC on July 29, 2024 and August 28, 2024, respectively;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2024, October 31, 2024 and January 31, 2025, filed with the SEC on September 16, 2024, December 16, 2024 and March 17, 2025, respectively;

●	our Current Reports on Form 8-K filed with the SEC on December 4, 2024, February 11, 2025, February 14, 2025 and May 9, 2025 (excluding information furnished pursuant to Items 2.02 and 7.01); and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 27, 2000, as amended and supplemented by the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended April 30, 2021, filed with the SEC on July 29, 2021, including any amendment or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

U.S. Gold Corp.

Attention: Corporate Secretary

1910 E. Idaho Street, Suite 102-Box 604

Elko, NV 89801

(800) 557-4550

You may also access the documents incorporated by reference in this prospectus through our website at www.usgoldcorp.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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U.S. Gold Corp.

Up to 2,416,220 Shares of Common Stock Underlying Previously Issued Warrants

PROSPECTUS

May 13, 2025